Exhibit 99.1

Easton-Bell Sports, Inc. Reports First Quarter 2013 Financial Results

Margin Expansion Mitigated by Weather Impact on Cycling Sales

Will Host Conference Call to Discuss Financial Results and Company Outlook on May 9 at 2:00 p.m. Eastern Time

VAN NUYS, Calif.--(BUSINESS WIRE)--May 9, 2013--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, today announced financial results for the first quarter ended March 30, 2013.

“Our businesses continue to perform well with growth in Riddell football, Easton baseball/softball and Bell powersports, dampened by the late spring weather related impact on our cycling businesses. The margin expansion is indicative of the strength of our brands and products in the marketplace and our earnings increased when normalized for severance costs related to the recent leadership changes,” stated Terry Lee, Executive Chairman and Chief Executive Officer of Easton-Bell.

Unless otherwise specified below, references in this press release to Adjusted EBITDA refer to the definition in our senior credit facilities. A detailed reconciliation of such Adjusted EBITDA, which we consider to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Results for the First Quarter

The Company had net sales of $207.6 million for the first quarter of 2013, a decrease of 4.0% as compared to $216.3 million of net sales for the first quarter of 2012. Gross margin increased by 160 basis points (“bps”) to 35.4% from 33.8%, and Adjusted EBITDA exclusive of severance expenses was $24.1 million, an increase of $1.5 million or 6.6% from $22.6 million during the first quarter last year. Adjusted EBITDA inclusive of the severance expenses was $19.9 million and decreased by $2.7 million or 11.8% for the quarter.

Team Sports net sales for the first quarter was flat on a year-over-year basis. Riddell football and Easton baseball/softball continue to gain market share as sales in both businesses reflected low-single digit growth, despite facing difficult comps due to the non-recurring effects that the new policy establishing a ten-year helmet life and the BBCOR bat transition had on each business, respectively. Sales for the quarter also benefited from the introduction of the Easton Mako hockey skate line. These gains were mitigated by the decrease in sales of Easton hockey sticks due to excess retail inventories in the category.

Action Sports net sales decreased $8.6 million, or 9.4% for the quarter. The exit from the fitness products category represented $3.3 million of the decrease and inclement weather had an effect on sales of cycling products, both partially offset by 44% growth in sales of powersports helmets from expanded product offerings and geographic distribution, continued market share gains with Giro footwear and the introduction of Giro cycling apparel.

The 160 bps of gross margin improvement in the quarter reflects the transition of reconditioning operations to Mexico resulting in lower labor costs, increased sales of higher margin bats and powersports helmets and reduced close-out sales.

Operating expenses increased $7.0 million or 12.3% and 450 bps as a percentage of net sales during the quarter due to severance expenses related to management changes, partially offset by lower legal expense. Operating expenses decreased $1.0 million or 1.8% and increased 60 bps as a percentage of net sales when excluding such severance expenses.

Balance Sheet Items

Net debt totaled $368.2 million (total debt of $406.4 million less cash of $38.2 million) as of March 30, 2013, a decrease of $14.1 million compared to the net debt amount as of March 31, 2012. Working capital as of March 30, 2013 was $270.5 million (current assets of $473.3 million less current liabilities of $202.8 million) as compared to $271.3 million as of March 31, 2012.

The Company continues to have substantial borrowing capacity and liquidity as of March 30, 2013, with $174.1 million of additional borrowing availability under the revolving credit facility and liquidity of $212.3 million when including $38.2 million of cash.

Conference Call to Discuss First Quarter Results

The Company will host a conference call and webcast to discuss its financial results for the first quarter ended March 30, 2013 on a conference call to be held on Thursday, May 9, 2013, beginning at 2:00 p.m. Eastern Time. The call can be accessed by dialing 1-800-237-9752 (within the United States and Canada) or 1-617-847-8706 (outside the United States and Canada). The pass code for the call is 25397958. The call will also be available via live webcast at: http://www.media-server.com/m/p/pb4h3gmb.

A replay of the call will be available on May 10, 2013 through May 16, 2013 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 41717687.

About Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty-five facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of the Company’s products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether the Company can successfully market its products, including use of its products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about the Company’s products or the athletes that use them; (xviii) the seasonal nature of the Company’s business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	March 30,	December 29,	March 31,
	2013	2012	2012
	(Unaudited)		(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$38,241	$40,852	$30,553
Accounts receivable, net	247,049	228,201	262,407
Inventories, net	149,742	141,716	144,945
Prepaid expenses	5,657	6,162	7,301
Deferred taxes, net	20,777	20,777	17,779
Other current assets	11,873	13,183	10,603
Total current assets	473,339	450,891	473,588
Property, plant and equipment, net	55,516	55,549	55,246
Deferred financing fees, net	9,299	9,964	11,958
Intangible assets, net	263,427	265,898	271,195
Goodwill	208,697	208,697	208,697
Other assets	4,671	1,235	1,189
Total assets	$1,014,949	$992,234	$1,021,873

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Revolving credit facility	$59,000	$35,000	$66,000
Current portion of capital lease obligations	29	28	26
Accounts payable	72,227	78,344	71,220
Accrued expenses	71,590	63,848	65,068
Total current liabilities	202,846	177,220	202,314
Long-term debt, less current portion	347,371	347,224	346,804
Capital lease obligations, less current portion	16	24	45
Deferred taxes	60,804	62,626	59,571
Other noncurrent liabilities	24,491	21,641	21,765
Total liabilities	635,528	608,735	630,499
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at March 30, 2013, December 29, 2012 and March 31, 2012	—	—	—
Additional paid-in capital	359,901	360,393	364,334
Retained earnings	19,946	22,009	26,779
Accumulated other comprehensive (loss) income	(426)	1,097	261
Total stockholder’s equity	379,421	383,499	391,374
Total liabilities and stockholder’s equity	$1,014,949	$992,234	$1,021,873

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	March 30,	March 31,
	2013	2012
Net sales	$207,612	$216,281
Cost of sales	134,114	143,106
Gross profit	73,498	73,175
Selling, general and administrative expenses	64,181	57,140
Amortization of intangibles	2,471	2,597
Income from operations	6,846	13,438
Interest expense, net	10,711	10,623
(Loss) income before income taxes	(3,865)	2,815
Income tax (benefit) expense	(1,802)	1,465
Net (loss) income	(2,063)	1,350
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1,523)	(205)
Comprehensive (loss) income	$(3,586)	$1,145

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the first fiscal quarters ended March 30, 2013 and March 31, 2012.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and each measure of Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use any measure of Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of these measures to net income, the most comparable GAAP measure, for the first fiscal quarters ended March 30, 2013 and March 31, 2012 are each set forth below (amounts in thousands):

	2013	2012

Net (loss) income for the first fiscal quarter	$(2,063)	$1,350

Interest expense, net	10,711	10,623
Provision (benefit) for taxes based on income	(1,802)	1,465
Depreciation expense	5,230	5,314
Amortization expense	2,471	2,597
Non-cash equity compensation expense	428	604
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	4,944	635
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$19,919	$22,588

(1) Represents actual expenses permitted to be excluded pursuant to the Company’s Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803